MDU Resources Lowers 2014 Earnings Guidance, Announces Webcast of Analyst Day

BISMARCK, N.D. – Sept. 15, 2014 – MDU Resources Group, Inc. (NYSE:MDU) today said that while its pipeline, utility and construction businesses are continuing the solid performance they reported at midyear, current challenges with oil production in the Paradox Basin have led the company to lower its 2014 earnings guidance.

“As we near the end of the third quarter, we are pleased with our performance across the majority of our businesses and are confident that our approximate $1.1 billion in planned gross capital investments this year will provide strong future long-term growth,” said David L. Goodin, president and CEO of MDU Resources.

“However, as we noted during our last earnings conference call in August, the Paradox Basin is both very promising and at times very challenging. Its unique characteristics are causing operational issues that we believe are short term, but which will lower our expected growth in oil production to a range of 3 to 7 percent this year,” Goodin said. This range includes the effects of the previously announced pending sales of South Texas and certain Mountrail County assets. The company's prior oil production growth guidance was a range of 10 to 15 percent.

As a result, adjusted earnings per share for 2014 is now projected in the range of $1.40 to $1.50 per share. Prior guidance was in the range of $1.50 to $1.65 per share. GAAP earnings guidance is in the same range.

“We are working diligently to resolve our Paradox Basin production issues,” said Kent Wells, CEO of Fidelity Exploration & Production Company. “We have removed the problematic high-capacity artificial lift systems on our prolific 12-1 and 18-1 wells and are reverting back to conventional rod pump units. This will limit our near-term production; however we expect it will improve longer term production. In addition, our three recently completed wells that had strong initial indicators are undergoing testing to understand why production declined quickly and what can be done to improve productivity.”

Fidelity’s other two key oil plays continue to produce results near its expectations. The Bakken asset accounts for roughly half of the company’s oil production and the newly acquired Powder River Basin asset has averaged approximately 1,800 BOEPD since acquired in March, with new well production expected later this year.

MDU Resources’ other business units continue to experience growth.

WBI Energy, the company’s pipeline and energy services business, has begun preliminary work on a new 95-mile, approximate $120 million natural gas pipeline. The Wind Ridge pipeline is planned to serve a recently announced fertilizer plant to be built at Spiritwood, North Dakota.

Construction of the Dakota Prairie diesel refinery, a joint venture between WBI Energy and Calumet Specialty Products Partners, is approximately 80 percent complete and on schedule to begin operating by the end of this year. Once fully operational, the plant is expected to produce annualized EBITDA of $70 million to $90 million, to be split equally by the two companies.

The pipeline group also continues to pursue additional commitments on its proposed $650 million, 375-mile Dakota Pipeline.

The company’s utility business, which serves more than 1 million customers across eight states, recently brought its 88-megawatt natural gas-fired generating plant in to service on schedule and under budget. The $77 million facility in Mandan, North Dakota, is part of a record $300 million in capital investments the utility expects to make this year. These investments include $80 million in new and upgraded facilities to serve the growing electric and natural gas customer base associated with Bakken oil development, where customer growth is substantially higher than the national average. The utility expects to invest $1.3 billion over the next five years which is expected to increase rate base by a 9 percent compound average annual rate over the period.

The company’s construction businesses continue to work off a combined backlog that was at $1.15 billion at the end of the second quarter. The construction materials and contracting business has completed about 75 percent of a $55 million bypass at Watford City, North Dakota; the largest road construction contract in the company’s history. Some additional projects underway include a $28 million interstate interchange in Boise, Idaho, and a $20 million airport and interchange project in Bozeman, Montana. The construction services business, which posted record first half of the year earnings, is preparing to break ground late this year on a new facility for its specialty equipment manufacturing, sales and rental business. When completed in mid-2015, the building will increase capacity by 60 percent, providing opportunity for additional sales and customer services.

“The diversity of our businesses has consistently proven to be a key strength of MDU Resources, and we continue to benefit from that today,” Goodin said. “This provides good balance and stability to our day-to-day operations and a wide range of growth opportunities for the future.”

The company will provide an update on its operations during its analyst day Wednesday, Sept. 17. The presentation will be webcast live beginning at 11 a.m. EDT. The event can be accessed at www.mdu.com. A webcast replay will be available.

Forward-Looking Statements
The information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this release, including earnings per share guidance and statements by the president and CEO of MDU Resources and the CEO of Fidelity Exploration & Production, are expressed in good faith and are believed by the company to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A – Risk Factors in MDU Resources’ most recent Form 10-K and Form 10-Q.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, including regulated utilities and pipelines, exploration and production, and construction materials and services. For more information about MDU Resources, see the company's website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts
Financial:
Phyllis A. Rittenbach, director - investor relations, (701) 530-1057

Media:
Rick Matteson, director of communications and public affairs, (701) 530-1700
Laura Lueder, corporate public relations manager, (701) 530-1095

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